Exhibit 5

August 12, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Subject:  SEC Registration Statement for shares issuable
under               the BioWhittaker, Inc. 1991 Long-Term
Incentive Plan

Ladies and Gentlemen:

I am the general counsel of BioWhittaker, Inc. ("BioWhittaker") and am rendering this opinion in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an additional 500,000 shares of BioWhittaker's Common Stock $.01 par value (the "BioWhittaker Common Stock") deliverable in accordance with the BioWhittaker, Inc. 1991 Long-Term Stock Incentive Plan, as amended through March 5, 1996 (the "Plan").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the amendment to the Plan as I have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that the BioWhittaker Common Stock deliverable upon exercise of the options issued pursuant to the Plan are duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement for the Plan on Form S-8.

Very truly yours,

/s/F. DUDLEY STAPLES, JR.
F. Dudley Staples, Jr.
Secretary and General Counsel